Exhibit 5.1

Opinion and Consent of Greenberg Traurig, LLP

July 12, 2011

Board of Directors
Insmed Incorporated
11 Deer Park Drive
Monmouth Junction, New Jersey 08852

Re:	Insmed Incorporated – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Insmed Incorporated (the “Company”), a Virginia corporation, in connection with its preparation of the registration statement on Form S-8 (the “Registration Statement”), to which this opinion is an exhibit. The Registration Statement pertains to the registration of 3,000,000 additional shares of the Company’s Common Stock, par value $0.01 per share (“Common Shares”), issuable pursuant to the Insmed Incorporated Amended and Restated 2000 Stock Incentive Plan (the “Incentive Plan”). The Registration Statement is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). Terms not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection herewith, we have examined and relied upon the original or a copy of (i) the Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) certain actions of the Board of Directors and/or shareholders of the Company; and (iii) the Registration Statement. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. As to various questions of fact material to our opinions, we have relied upon a certificate of an officer of the Company, without independently checking or verifying the accuracy of such certificate.

We are members of the Bar of the Commonwealth of Virginia and have been retained to express the opinions below from the standpoint of the laws of the Commonwealth of Virginia only. This opinion expresses no opinion with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia.

Based upon the foregoing examination, and subject to the qualifications set forth herein, we are of the opinion that the Common Shares, when issued in accordance with the terms of Incentive Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first above written and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Shares.

Very truly yours,

/s/ Greenberg Traurig, LLP